Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
First Quarter Results Following Twenty-Eighth Distribution Increase
Whippany, New Jersey, February 3, 2011 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 25, 2010. Net income amounted to $43.1 million, or $1.22 per Common Unit, compared to $48.4 million, or $1.37 per Common Unit, in the prior year first quarter. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter of fiscal 2011 amounted to $60.1 million, compared to $66.2 million in the prior year first quarter. The first quarter of fiscal 2011 was characterized by unseasonably warm weather, particularly during the first six weeks of the quarter, rising commodity prices and customer conservation resulting from continued weakness in the economy.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “In light of the warm weather during the first half of the quarter coupled with a rising commodity price environment, we are pleased with our first quarter results. With our efficient operating platform, flexible cost structure and attention to quality customer service, our business and employees are well positioned to handle the many challenges the industry continues to face. Additionally, our balance sheet remains strong as we ended the quarter with more than $115 million of cash while continuing to entirely fund our seasonal working capital needs with cash on hand.”
Retail propane gallons sold in the first quarter of fiscal 2011 decreased 3.7 million gallons, or 4.1%, to 86.3 million gallons compared to 90.0 million gallons in the prior year first quarter. Sales of fuel oil and other refined fuels decreased 1.7 million gallons, or 13.0%, to 11.4 million gallons during the first quarter of fiscal 2011 compared to 13.1 million gallons in the prior year first quarter. Sales volumes were negatively impacted by significantly warmer than normal average temperatures during the first six weeks of the fiscal 2011 first quarter and, to a lesser extent, customer conservation. While average temperatures across the Partnership’s service territories for the first quarter of fiscal 2011 were 1% warmer than normal and 1% colder than the prior year first quarter, average temperatures during the first six weeks of fiscal 2011 were 13% warmer than normal and 18% warmer than the comparable prior year period.

Revenues of $328.3 million increased $26.9 million, or 8.9%, compared to the prior year first quarter, primarily due to higher retail selling prices associated with higher commodity prices, offset, to an extent, by lower volumes sold. Average posted prices for propane and fuel oil were 15.5% and 18.6% higher, respectively, compared to the prior year first quarter as commodity prices rose steadily throughout the first quarter of fiscal 2011. Cost of products sold for the first quarter of fiscal 2011 of $186.5 million increased $36.1 million, or 24.0%, compared to $150.4 million in the prior year first quarter. As a result of the steady rise in commodity prices throughout the first quarter of fiscal 2011, the Partnership reported realized losses on derivative instruments used for risk management purposes which were not fully offset by sales of the physical product during the quarter, thus negatively impacting overall gross margins. Cost of products sold in the first quarter of fiscal 2011 also included a $1.6 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $3.4 million unrealized (non-cash) loss in the prior year quarter; these unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $83.3 million for the first quarter of fiscal 2011 were $4.9 million, or 5.6%, lower than the prior year first quarter, primarily due to lower variable compensation attributable to lower earnings, and continued savings in payroll and field related expenses. Depreciation and amortization expense of $8.2 million increased $1.1 million, or 15.5%, primarily due to the impact of prior year acquisitions.
Once again, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the first quarter of fiscal 2011 with $115.6 million of cash. On January 20, 2011, the Partnership announced that its Board of Supervisors had declared the twenty-eighth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.85 to $0.8525 per Common Unit for the three months ended December 25, 2010. On an annualized basis, this increased distribution rate equates to $3.41 per Common Unit, an increase of $0.01 per Common Unit from the previous distribution rate, and an increase of 2.1% compared to the first quarter of fiscal 2010. The $0.8525 per Common Unit distribution will be paid on February 8, 2011 to Common Unitholders of record as of February 1, 2011.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 800,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;
•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and
•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2010 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 25, 2010 and December 26, 2009
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended
	December 25,	December 26,
	2010	2009

Revenues
Propane	$259,401	$233,531
Fuel oil and refined fuels	38,402	39,247
Natural gas and electricity	18,968	16,862
All other	11,536	11,792

	328,307	301,432

Costs and expenses
Cost of products sold	186,504	150,366
Operating	69,077	74,487
General and administrative	14,205	13,738
Depreciation and amortization	8,180	7,084

	277,966	245,675

Income before interest expense and provision for income taxes	50,341	55,757
Interest expense, net	6,846	7,183

Income before provision for income taxes	43,495	48,574
Provision for income taxes	366	199

Net income	$43,129	$48,375

Net income per Common Unit — basic	$1.22	$1.37

Weighted average number of Common Units outstanding — basic	35,464	35,321

Net income per Common Unit — diluted	$1.21	$1.36

Weighted average number of Common Units outstanding — diluted	35,682	35,538

Supplemental Information:
EBITDA (a)	$58,521	$62,841
Adjusted EBITDA (a)	$60,094	$66,249
Retail gallons sold:
Propane	86,286	89,981
Refined fuels	11,393	13,056
Capital expenditures:
Maintenance	$2,517	$1,151
Growth	$3,246	$3,341
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US-GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US-GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash (used in) operating activities:

	Three Months Ended
	December 25,	December 26,
	2010	2009

Net income	$43,129	$48,375
Add:
Provision for income taxes	366	199
Interest expense, net	6,846	7,183
Depreciation and amortization	8,180	7,084

EBITDA	58,521	62,841
Unrealized (non-cash) losses on changes in fair value of derivatives	1,573	3,408

Adjusted EBITDA	60,094	66,249
Add / (subtract):
Provision for income taxes	(366)	(199)
Interest expense, net	(6,846)	(7,183)
Unrealized (non-cash) (losses) on changes in fair value of derivatives	(1,573)	(3,408)
Compensation cost recognized under Restricted Unit Plan	1,332	992
(Gain) on disposal of property, plant and equipment, net	(299)	(427)
Changes in working capital and other assets and liabilities	(57,200)	(70,750)

Net cash (used in) operating activities	$(4,858)	$(14,726)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.